Exhibit 16.1


January 14, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 8, 1998 of Edison Brothers Stores, Inc. and are in agreement with the statements on page two thereof contained in paragraphs two and three. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                   Very truly yours,



                                   /s/Ernst & Young LLP